Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Petroleum Partners LP
Mary Sullivan, Chief Financial Officer
(832) 234-3600, msullivan@susser.com

Dennard ■ Lascar Associates, LLC
Anne Pearson, Senior Vice President
FOR IMMEDIATE RELEASE		(210) 408-6321, apearson@dennardlascar.com
Ben Burnham, Vice President
(773) 599-3745, bburnham@dennardlascar.com
Susser Petroleum Partners LP Reports First Quarter 2014 Results
Investor Call to be Held Today at 10 a.m. ET

•	Gallons sold increased 18%

•	Distributable cash flow increased 34.5%
HOUSTON, May 7, 2014 - Susser Petroleum Partners LP (NYSE: SUSP), a wholesale distributor of motor fuels, today reported financial and operating results for the first quarter ended March 31, 2014.
Net income for the quarter was $10.1 million, or $0.46 per unit, compared to $8.2 million, or $0.38 per unit, in the first quarter of 2013. Adjusted EBITDA(1) totaled $15.7 million and distributable cash flow(1) was $14.0 million, versus $11.2 million and $10.4 million, respectively, for the prior-year period.
Revenue for the first quarter totaled $1.2 billion, an 11.6% increase compared to $1.1 billion in the comparable period in 2013. The increase was driven by an 18.1% increase in gallons sold. In the first quarter of 2014, 63.0% of revenues were generated from motor fuel sales to affiliates, 36.5% were from motor fuel sales to other third-parties, and 0.5% came from rental and other income.
Gross profit for the quarter totaled $22.1 million, a 42.2% increase compared to $15.6 million in the first quarter of last year. On a weighted average basis, fuel margin for all gallons sold increased to 4.0 cents per gallon, compared to 3.6 cents per gallon in the prior-year period.
Affiliate customers as of March 31 include 629 Stripes® and Sac-N-Pac™ convenience stores operated by our parent company, Susser Holdings Corporation (NYSE: SUSS), as well as SUSS' sales of motor fuel under consignment arrangements at approximately 90 independently operated convenience stores. Motor fuel gallons sold to affiliates during the first quarter increased 10.7% versus the prior-year period to 277.8 million gallons. Gross profit on these gallons totaled $8.4 million, or 3.0 cents per gallon, versus $7.4 million, or 3.0 cents per gallon, in the comparable three-month period last year.
Third-party customers of SUSP include approximately 520 independent dealers under long-term fuel supply agreements, 13 independently operated consignment locations and approximately 1,900 other commercial customers. Total gallons sold to third parties increased year-over-year by 34.3% to 155.6 million gallons. Gross profit on these gallons was $8.8 million, or 5.7 cents per gallon, compared to $5.8 million, or 5.0 cents per gallon, in the prior-year period.

“Results from the Partnership continued to be robust for the first quarter of 2014, with an 18 percent year-over-year increase in fuel gallons sold and a 42 percent increase in gross profit,” said Rocky B. Dewbre, President and Chief Executive Officer. “The year-on-year growth was largely driven by the Gainesville Fuel and Sac-N-Pac/3W Warren Fuels acquisitions, and the growth in Stripes gallons supported by a robust Texas economy. As a result, we are pleased to announce our fourth consecutive increase in our quarterly distribution.
“We’re excited about the new opportunities ahead of us that are expected to result from the recently announced transaction in which Susser Holdings Corporation, the owner of our general partner, will be acquired by Energy Transfer Partners, L.P. That transaction is expected to close in the third quarter. ETP has announced that it plans to begin dropping down Susser Holdings and its own Sunoco convenience store and fuel distribution assets to SUSP, which is expected to diversify our cash flows and accelerate our growth,” Dewbre said. Any future material drop downs will be subject to market conditions and the approval of SUSP's conflicts committee.

New Dealer Update
27 new contracted dealer sites were added in the first quarter including 19 acquired in conjunction with the Sac-N-Pac/3W Warren Fuels Acquisition, and two sites were discontinued for a total of 616 third party dealer and SUSS consignment locations as of March 31. In addition to the 19 acquired dealer sites, Susser expects to add 28 to 45 new wholesale branded dealers in 2014.

Capital Spending and Financing
SUSP completed drop down transactions for seven Stripes convenience stores during the first quarter and two more so far in the second quarter. Since its initial public offering in September 2012, SUSP has completed the purchase and leaseback of 42 newly built stores for a cumulative cost of $169.6 million.
Including the Stripes store purchases, SUSP’s gross capital expenditures for the first quarter were $31.4 million, which included $31.2 million for growth capital and $0.2 million for maintenance capital. At March 31, SUSP had borrowings against its revolving line of credit of $230.0 million and other long-term debt of $4.1 million. Availability on the revolving credit facility after borrowings and letters of credit commitments, was $159.1 million.
_______________________

(1)
Adjusted EBITDA and distributable cash flow are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under “Reconciliations of Non-GAAP Measures” later in this news release for a discussion of our use of Adjusted EBITDA and distributable cash flow, and reconciliation to net income for the periods presented.

Quarterly Distribution
SUSP announced today that the Board of Directors of its general partner has approved its quarterly distribution for the first quarter of 2014 of $0.5021 per unit. This amount corresponds to $2.01 per unit on an annualized basis and represents a 3.5 percent increase compared to the distribution for the previous quarter. The total distribution amount of approximately $11.0 million is being paid from distributable cash flow of $14.0 million for the quarter and reflects a distribution coverage ratio of 1.27 times. This distribution is 14.8% greater than the $0.4375 per unit paid in May 2013.
The distribution will be paid on May 30, 2014 to unitholders of record on May 20, 2014. Immediately prior to the distribution, there are expected to be 21,960,200 units outstanding, including all of the Partnership's common and subordinated units.
First Quarter Earnings Conference Call
Susser's management team will hold a conference call today at 10:00 a.m. ET (9:00 a.m. CT) to discuss first quarter 2014 results for both Susser Holdings Corporation and Susser Petroleum Partners LP. To participate in the call, dial 480-629-9819 10 minutes early and ask for the Susser conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Susser Holdings' web site at www.susser.com and Susser Petroleum Partners' web site at www.susserpetroleumpartners.com under Events and Presentations. A telephone replay will be available through May 14 by calling 303-590-3030 and using the pass code 4680249#.

Houston-based Susser Petroleum Partners LP is a publicly traded partnership formed by Susser Holdings Corporation to engage in the primarily fee-based wholesale distribution of motor fuels to Susser Holdings and third parties. Susser Petroleum Partners distributes approximately 1.6 billion gallons of motor fuel annually from major oil companies and independent refiners to Susser Holdings' Stripes® and Sac-N-Pac convenience stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma and Louisiana.

Forward-Looking Statements
This news release contains "forward-looking statements." These statements are based on current plans expectations and the expected timing and impact of Susser Holdings Corporation's acquisition by Energy Transfer Partners and related transactions and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: Susser Holdings' business strategy, operations and conflicts of interest with us; our ability to renew or renegotiate our long-term distribution contracts with our customers; changes in the price of and demand for the motor fuel that we distribute; our dependence on two principal suppliers; changing consumer preferences for alternative fuel sources or improvement in fuel efficiency; competition in the wholesale motor fuel distribution industry; seasonal trends; severe or unfavorable weather conditions; increased costs; our ability to make acquisitions; environmental laws and regulations; dangers inherent in the storage of motor fuel; our reliance on SHC for transportation services;

reliance of our suppliers to provide trade credit terms to adequately fund our ongoing operations; acts of war and terrorism; dependence on our information technology systems; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Partnership's most recently filed annual report on Form 10-K and subsequent quarterly filings. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.
Qualified Notice
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Susser Petroleum Partners' distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Susser Petroleum Partners' distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Financial statements follow

Susser Petroleum Partners LP
Consolidated Statements of Operations and Comprehensive Income
Unaudited

	Three Months Ended
	March 31, 2013	March 31, 2014
	(in thousands, except unit and per unit amounts)
Revenues:
Motor fuel sales to third parties	$356,762	$444,566
Motor fuel sales to affiliates	730,727	766,090
Rental income	1,629	3,923
Other income	1,299	2,008
Total revenues	1,090,417	1,216,587
Cost of sales:
Motor fuel cost of sales to third parties	350,965	435,723
Motor fuel cost of sales to affiliates	723,309	757,723
Other	587	1,021
Total cost of sales	1,074,861	1,194,467
Gross profit	15,556	22,120
Operating expenses:
General and administrative	3,899	4,870
Other operating	631	2,034
Rent	204	249
Loss on disposal of assets	22	—
Depreciation, amortization and accretion	1,821	3,326
Total operating expenses	6,577	10,479
Income from operations	8,979	11,641
Interest expense, net	(683)	(1,502)
Income before income taxes	8,296	10,139
Income tax expense	(69)	(7)
Net income and comprehensive income	$8,227	$10,132
Net income per limited partner unit:
Common (basic and diluted)	$0.38	$0.46
Subordinated (basic and diluted)	$0.38	$0.46
Weighted average limited partner units outstanding:
Common units - public	10,925,000	10,938,053
Common units - affiliated	14,436	79,308
Subordinated units - affiliated	10,939,436	10,939,436

Cash distribution per unit	$0.4375	$0.5021

Susser Petroleum Partners LP
Consolidated Balance Sheets

	December 31, 2013	March 31, 2014
		unaudited
	(in thousands, except units)
Assets
Current assets:
Cash and cash equivalents	$8,150	$5,957
Accounts receivable, net of allowance for doubtful accounts of $323 at December 31, 2013, and $457 at March 31, 2014	69,005	97,875
Receivables from affiliates	49,879	60,086
Inventories, net	11,122	35,805
Other current assets	66	329
Total current assets	138,222	200,052
Property and equipment, net	180,127	206,144
Other assets:
Marketable securities	25,952	—
Goodwill	22,823	22,823
Intangible assets, net	22,772	24,954
Other noncurrent assets	188	190
Total assets	$390,084	$454,163
Liabilities and equity
Current liabilities:
Accounts payable	$110,432	$123,017
Accrued expenses and other current liabilities	11,427	15,177
Current maturities of long-term debt	525	525
Total current liabilities	122,384	138,719
Revolving line of credit	156,210	230,000
Long-term debt	29,416	3,543
Deferred tax liability, long-term portion	222	193
Other noncurrent liabilities	2,159	1,827
Total liabilities	310,391	374,282
Commitments and contingencies:
Partners' equity:
Limited partners:
Common unitholders - public (10,936,352 units issued and outstanding at December 31, 2013 and 10,941,456 units issued and outstanding at March 31, 2014)	210,269	210,364
Common unitholders - affiliated (79,308 units issued and outstanding at December 31, 2013 and at March 31, 2014)	1,562	1,559
Subordinated unitholders - affiliated (10,939,436 units issued and outstanding at December 31, 2013 and March 31, 2014)	(132,138)	(132,042)
Total equity	79,693	79,881
Total liabilities and equity	$390,084	$454,163

Key Operating Metrics
The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance. The following information is intended to provide investors with a reasonable basis for assessing our historical operations but should not serve as the only criteria for predicting our future performance.

	Three Months Ended
	March 31, 2013		March 31, 2014
	(in thousands, except for selling price and gross profit per gallon)
Revenues:
Motor fuel sales to third parties (1)	$356,762		$444,566
Motor fuel sales to affiliates	730,727		766,090
Rental income	1,629		3,923
Other income	1,299		2,008
Total revenue (1)	1,090,417		1,216,587
Gross profit:
Motor fuel gross profit to third parties	5,797		8,843
Motor fuel gross profit to affiliates	7,418		8,366
Rental income	1,629		3,923
Other	712		988
Total gross profit	$15,556		$22,120
Net income	$8,227		$10,132
Adjusted EBITDA (2)	$11,227		$15,674
Distributable cash flow (2)	$10,435		$14,037
Operating Data:
Total motor fuel gallons sold:
Third-party	115,831		155,595
Affiliated gallons	251,052		277,796
Average wholesale selling price per gallon	$2.96		$2.79
Motor fuel gross profit (cents per gallon):
Third-party	5.0	¢	5.7	¢
Affiliated	3.0	¢	3.0	¢
Volume-weighted average for all gallons	3.6	¢	4.0	¢

(1)
In December 2013, we revised our presentation of fuel taxes on motor fuel sales at our consignment locations to present such fuel taxes gross in motor fuel sales. Prior years' motor fuel sales have been adjusted to reflect this revision.

(2)
We define EBITDA as net income before net interest expense, income tax expense and depreciation and amortization expense. Adjusted EBITDA further adjusts EBITDA to reflect certain other non-recurring and non-cash items. We define distributable cash flow as Adjusted EBITDA less cash interest expense, cash state franchise tax expense, maintenance capital expenditures, and other non-cash adjustments. EBITDA, Adjusted EBITDA and distributable cash flow are not financial measures calculated in accordance with GAAP.

We believe EBITDA, Adjusted EBITDA and distributable cash flow are useful to investors in evaluating our operating performance because:

•	Adjusted EBITDA is used as a performance measure under our revolving credit facility;

•	securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;

•	they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and

•
distributable cash flow provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

EBITDA, Adjusted EBITDA and distributable cash flow are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and distributable cash flow have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our total cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or term loans;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies.
The following tables present a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow:

	Three Months Ended
	March 31, 2013	March 31, 2014
	(in thousands)
Net income	$8,227	$10,132
Depreciation, amortization and accretion	1,821	3,326
Interest expense, net	683	1,502
Income tax expense	69	7
EBITDA	10,800	14,967
Non-cash stock based compensation	405	707
Loss on disposal of assets and impairment charge	22	—
Adjusted EBITDA	$11,227	$15,674
Cash interest expense	587	1,406
State franchise tax expense (cash)	69	68
Maintenance capital expenditures	136	163
Distributable cash flow	$10,435	$14,037